FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226486-13

From:	Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI)
At:	02/05/20 14:37:32
To:	[REDACTED] (WELLS FARGO SECURITI )
Subject:	NEW ISSUE CMBS: WFCM 2020-C55 *PUBLIC PRICE GUIDANCE*

WFCM 2020-C55 - PUBLIC NEW ISSUE

**PRICE GUIDANCE** $852.106 MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS & JOINT BOOKRUNNERS:	WELLS FARGO SECURITIES, LLC BARCLAYS CAPITAL INC.

CO-MANAGER:	ACADEMY SECURITIES, INC. DREXEL HAMILTON, LLC

OFFERED CERTIFICATES - PUBLIC

CLS	FITCH/KBRA/MDYS	SIZE($MM)^	C/E	WAL	CUM LTV	NOI DY	PX GUID
A-1	AAAsf/AAA(sf)/Aaa(sf)	19.429	30.000%	2.67	41.8%	14.8%	IS+ 40A
A-2	AAAsf/AAA(sf)/Aaa(sf)	17.428	30.000%	4.86	41.8%	14.8%	IS+68A
A-3	AAAsf/AAA(sf)/Aaa(sf)	23.207	30.000%	6.82	41.8%	14.8%	N/A
A-SB	AAAsf/AAA(sf)/Aaa(sf)	30.911	30.000%	7.32	41.8%	14.8%	IS+73A
A-4*	AAAsf/AAA(sf)/Aaa(sf)	175.000	30.000%	9.77	41.8%	14.8%	A5-2bps
A-5*	AAAsf/AAA(sf)/Aaa(sf)	378.756	30.000%	9.84	41.8%	14.8%	IS+84A
X-A	AAAsf/AAA(sf)/Aaa(sf)	644.731	N/A	N/A	N/A	N/A
X-B	A-sf/AAA(sf)/NR	170.393	N/A	N/A	N/A	N/A
A-S	AAAsf/AAA(sf)/Aa2(sf)	92.104	20.000%	9.88	47.8%	13.0%	IS+105A
B	AA-sf/AA-(sf)/NR	42.598	15.375%	9.89	50.6%	12.3%	IS+125A
C	A-sf/A-(sf)/NR	35.691	11.500%	9.97	52.9%	11.7%	IS+165A

*Sizes and WAL’s are subject to change as detailed in the attached Term Sheet.

^Offered sizes net of RR

NON-OFFERED CERTIFICATES - PRIVATE (144A)

CLASS	FITCH/KBRA/MDYS	SIZE($MM)^	C/E	WAL	CUM LTV	NOI DY
X-D	BBB-sf/BBB-(sf)/NR	43.749	N/A	N/A	N/A	N/A
D	BBBsf/BBB(sf)/NR	24.177	8.875%	9.97	54.5%	11.4%
E	BBB-sf/BBB-(sf)/NR	19.572	6.750%	9.97	55.7%	11.1%

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$962,831,712
NUMBER OF LOANS:	66
NUMBER OF PROPERTIES:	100
WA CUT-OFF LTV:	59.8%
WA BALLOON LTV:	56.0%
WA U/W NCF DSCR:	2.27x
WA U/W NOI DEBT YIELD:	10.4%
WA MORTGAGE RATE:	3.948%
TOP TEN LOANS %:	44.3%
WA REM TERM TO MATURITY (MOS):	117
WA REM AMORTIZATION TERM (MOS):	357
WA SEASONING (MOS):	1

LOAN SELLERS:	WFB(28.7%), BARCLAYS(20.4%), LMF(18.3%), LCF(13.9%), RREF(10.1%), AREF(8.6%)

TOP 3 PROPERTY TYPES:	OFFICE(26.5%), RETAIL(26.3%), MULTIFAMILY(14.9%)

TOP 5 STATES:	NY(26.1%), PA(7.7%), CA(7.3%), NV(6.9%), NC(6.4%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER:	RIALTO CAPITAL ADVISORS, LLC

DIRECTING CERTIFICATEHOLDER:	RIALTO REAL ESTATE FUND IV - DEBT, LP

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PRELIM PROSPECTUS:	TOMORROW
PRESALE REPORTS:	TODAY
ANTICIPATED PRICING:	WEEK OF FEBRUARY 3, 2020
ANTICIPATED SETTLEMENT:	FEBRUARY 27, 2020

CONFERENCE CALLS:	UPON DEMAND

THIRD PARTY PASSWORDS:
BBG and Trepp:
Dealname:	WFCM 202-C55
Password:	2020C55
Intex:
Dealname:	WFC20C55
Password:	qed3ad48sg38j2fez

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-226486) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.